Exhibit 99.4

EXECUTIVE OFFICERS AND DIRECTORS

Sunny Bay Global Limited

The business address of the following individual is c/o 10th Floor, T1, Yuzhongxin, No. 268 Yubei Road, Pudong New Area, Shanghai, 201204, The People’s Republic of China.

Name	Position	Present Principal Occupation	Citizenship
Junling Liu	Director	Co-founder, co-chairman and chief executive officer of 111, Inc.	Australia